Exhibit 4.42.5

Date March 18, 2004

THE ROYAL BANK OF SCOTLAND PLC

as “Agent”

- and -

CEDARHURST TANKERS LDC

as “Assignor”

DEED OF RELEASE AND REASSIGNMENT

relating to a Guarantor Assignment dated 12 February

1997

INDEX

Clause

1	DEFINITIONS AND INTERPRETATION

2	RELEASE AND REASSIGNMENT

3	NOTICE OF RELEASE AND REASSIGNMENT

4	FURTHER ASSURANCE

5	COUNTERPARTS

6	GOVERNING LAW

7	EXCLUSION OF THIRD PARTY RIGHTS

SCHEDULE

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THIS DEED OF RELEASE AND REASSIGNMENT is made on March 18, 2004

BETWEEN:

(1)                                  THE ROYAL BANK OF SCOTLAND PLC, registered in Scotland under number SC090312 whose registered office is at 36 St. Andrew Square, Edinburgh EH2 2YB (as successor to Goldman Sachs International (“Goldman”) as agent and trustee for the Finance Parties (as defined in the Facility Agreement as defined below)) (the “Agent”) and

(2)                                  CEDARHURST TANKERS LDC, a company incorporated in the Cayman Islands whose registered office is at 3rd Floor, CIBC Financial Centre, PO Box 1234, George Town, Grand Cayman Island (the “Assignor”).

WHEREAS:

(A)                              Pursuant to the Guarantor Assignment, the Assignor assigned to the Agent as agent and trustee for itself and on behalf of the other Finance Parties as security for the Secured Liabilities (i) all the Assigned Rights, the Assigned Contracts and the Assigned Accounts and (ii) with effect from the end of the Charter Period, all its rights, title and interest in or to each Post-Delivery Charter, the Earnings, the Insurances, Requisition Compensation and all moneys payable in respect of a Total Loss, on the terms therein.

(B)                                The Agent has agreed to release the security created by the Guarantor Assignment and to reassign all rights, title and interest in and to the Assigned Rights, the Assigned Contracts and the Assigned Accounts to the Assignor.

1                                         DEFINITIONS AND INTERPRETATION

1.1                               In this Deed the following definitions apply:

“Facility Agreement” means the facility agreement dated 6 February 1997 and made between Knightsbridge Tankers Limited as borrower, the Subsidiaries of the Borrower as Guarantors, Goldman as Arranger, the Banks, the Swap Parties and Goldman as agent, as the agency role was transferred from Goldman to the Agent; and

“Guarantor Assignment” means the guarantor assignment dated 12 February 1997 made between the Assignor and Goldman for itself and as agent and trustee for the other Finance Parties, as the agency role was transferred from Goldman to the Agent.

1.2                               Defined expressions.  Unless otherwise defined herein or the context shall otherwise require, the meanings ascribed to words and expressions in the Guarantor Assignment shall have the same meanings in this Deed (including in the Recitals hereto).

1.3                               Construction.  The provisions of Clause 1.2 (Interpretation) of the Guarantor Assignment apply, with any necessary modifications, to this Deed.

2                                         RELEASE AND REASSIGNMENT

2.1                               With effect from the date of this Deed, the Agent irrevocably and unconditionally:

(a)                                  releases the security created by the Guarantor Assignment over the Assigned Rights, the Assigned Contracts and the Assigned Accounts; and

(b)                                 reassigns absolutely to the Assignor without recourse or warranty all such rights, title and interest in and to any part of the Assigned Rights, the Assigned Contracts and the Assigned Accounts which have been assigned to the Agent pursuant to the Guarantor Assignment.

3                                         NOTICE OF RELEASE AND REASSIGNMENT

3.1                               Following the execution of this Deed, the Agent undertakes to send to each Contract Counterparty (other than the Lessor) in respect of an Assigned Contract listed in Schedule 1 of the Guarantor Assignment and to the Account Bank, a notice of the release of security and reassignment to the Assignor of the Assigned Rights, the Assigned Contracts and the Assigned Accounts created by this Deed substantially in the form set out in the Schedule to this Deed.

4                                         FURTHER ASSURANCE

The Agent covenants with the Assignor that, upon the Assignor’s written request and at the sole cost of the Assignor, it will sign and execute such further deeds or instruments of release, issue notices or directions and do such things as may reasonably be required to give effect to the release of security and the reassignment of the Assigned Rights, the Assigned Contracts and the Assigned Accounts contained in this Deed.

5                                         COUNTERPARTS

This Deed may be executed in counterparts which, when taken together, shall constitute one and the same agreement.

6                                         GOVERNING LAW

This Deed shall be governed by and construed in accordance with English law.

7                                         EXCLUSION OF THIRD PARTY RIGHTS

A person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

EXECUTED as a DEED on the date appearing the beginning of this Deed.

EXECUTED AS A DEED		)	/s/ Robert J. Manners
by THE ROYAL BANK OF SCOTLAND PLC		)
acting by Robert J. Manners		)
its duly authorised attorney in the presence of:		)

Signature of Witness:	/s/ Charmaine Rumbelow

EXECUTED AS A DEED		)	/s/ Nicholas Sherriff
by CEDARHURST TANKERS LDC		)
acting by Nicholas Sherriff		)
its duly authorised attorney in the presence of:		)

Signature of Witness:	/s/ illegible

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SCHEDULE

Form of notice of release and reassignment

To whom it may concern

Dear Sirs

Guarantor Assignment (the “Assignment”) dated 12 February 1997 made between Cedarhurst Tankers LDC (the “Assignor”) and Goldman Sachs International (“Goldman”) for itself and as agent and trustee for the Finance Parties, as the agency role was transferred from Goldman to The Royal Bank of Scotland plc (the “Agent”)

The Agent hereby notifies you that by a deed of release and reassignment dated [•] 2004 the Agent has:

1                                         released the security created by the Assignment; and

2                                         reassigned to the Assignor such rights, title and interest in the Assigned Rights, the Assigned Contracts and the Assigned Accounts as were assigned to the Agent pursuant to the Assignment.

Capitalised terms not defined here shall have the meaning given to those terms in the Assignment.  This notice shall be governed by English law.

Yours faithfully

for and on behalf of
The Royal Bank of Scotland plc

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